PRESS RELEASE                                 FOR IMMEDIATE RELEASE
                                              ---------------------
FIRST SOUTH BANCORP, INC.                     For More Information Contact:
JANUARY 4, 2002                               Bill Wall or Tom Vann
                                              (252) 946-4178


                            FIRST SOUTH BANCORP, INC.
                  ANNUONCES CHANGE OF ITS FISCAL YEAR END FROM
         SEPTEMBER 30 TO DECEMBER 31 AND $3.2 MILLION CHARGE RELATED TO
                               TERMINATION OF ESOP

Washington, North Carolina-First South Bancorp, Inc. (Nasdaq: FSBK)

First South Bancorp, Inc. (Nasdaq: FSBK), announces that its Board of Directors has approved a change in the Company's fiscal year end from September 30 to December 31. The change became effective at the end of the quarter ended
December 31, 2001. "Adopting a December 31 fiscal year end will eliminate the duplication of work we now do to convert information from a fiscal year to a calendar year and simplify our internal and external communications," said Thomas A. Vann, President. "It will also bring our fiscal year end in conformity with the fiscal year end used by the majority of banks in North Carolina and throughout the United States," Mr. Vann continued.

In addition, First South Bancorp announces that its Board of Directors has approved the termination of the Company's Employee Stock Ownership Plan
("ESOP"), effective December 31, 2001. First South will incur a charge of approximately $3.2 million for the quarter ended December 31, 2001 related to the termination of the ESOP. Mr. Vann stated, "The Board of Directors felt that the benefits of the ESOP were not sufficient to justify the ongoing annual expense we incur to maintain it. We believe that the cost savings we will achieve in future periods will more than compensate for the one-time charge we must incur to terminate the ESOP," said Mr. Vann. During the year ended September 30, 2001, First South incurred an expense of $1.2 million related to the ESOP. Annual ESOP expense fluctuates based on the number of shares allocated to employees each year and the average market price of the common stock, so actual future cost savings cannot be calculated.

This  press  release  contains  certain  forward-looking  statements  about  the termination of the ESOP. These statements include statements regarding anticipated cost savings and anticipated future results. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like "believe," "expect," "anticipate," "estimate," and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may." Certain factors that could cause actual results to differ materially from expected results include the inability to precisely calculate cost savings from the termination of the ESOP or in achieving such cost savings within the expected time frame, changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the business in which First South Bancorp, Inc. is engaged, and changes in the securities markets.

First South Bancorp, Inc. does not undertake, and specifically disclaims, any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

First South Bancorp, Inc. is the holding company for First South Bank. First South Bank serves eastern North Carolina from its main office located in Washington, North Carolina with twenty full service branch offices located in Chocowinity, Elizabeth City, Fayetteville, Greenville, Kinston, Lumberton, New Bern, Rocky Mount, Tarboro and Washington, North Carolina. At September 30,
2001, First South Bancorp had total assets of approximately $541.2 million, total deposits of approximately $471.9 million and stockholders' equity of $50.8 million.



(Nasdaq: FSBK)